EXHBIT 10(E)
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                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT ("Agreement"), is effective this 1st day of January, 2002, between Spire Corporation, a corporation duly organized and existing under the laws of the State of Massachusetts (the "Company") and Roger
G. Little (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Executive is currently employed as the Chief Executive Officer of the Company;

         WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel, and desires to assure the Company of the Executive's continued employment and to compensate him therefor;

         WHEREAS, the Board wishes to continue to employ the Executive as the Chief Executive Officer of the Company, on the terms and conditions in this Agreement and in accordance with the policies established by the Company for executive level employees, to manage and direct the affairs of the Company, subject to the direction of the Board; and

         WHEREAS, the Executive is willing to continue to make his services available to the Company and on the terms and conditions hereinafter set forth;

         NOW THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       DEFINITIONS.

         The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

         1.1. Average Annual Compensation. The Executive's "Average Annual Compensation" for purposes of this Agreement shall be deemed to mean the average level of compensation paid to the Executive by the Company or any Subsidiary and includible in the Executive's gross income for federal income tax purposes during the five most recent taxable years ending before the Change in Control (or such shorter period as the Executive was employed), including Base Salary and bonuses.

         1.2.  Base Salary. "Base Salary" shall have the meaning set forth in
Section 3.1 hereof.

         1.3. Cause. For purposes of this Agreement, "Cause" shall mean any of the following actions or conduct, other than as a result of a physical or mental disability suffered by the Executive, determined by the Board in its sole discretion and in accordance with the procedure set forth in this Section 1.3:

               1.3.1. A material breach of any covenant or condition under this Agreement after notice by the Company to the Executive describing such breach in detail and failure to cure the same within fifteen (15) business days; or

               1.3.2. Any act constituting dishonesty, fraud, immoral or disreputable conduct that is harmful to the Company or its reputation; or

               1.3.3. Any conduct that constitutes a felony under applicable law; or

               1.3.4. Any act of gross misconduct that is materially and demonstrably injurious to the Company; or


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               1.3.5.  Refusal to attempt in good faith to implement a clear and reasonable directive of the Board after notice by the Company to the Executive describing such failure in detail and failure to cure the same within fifteen
(15) business days; or

               1.3.6. Failure of the Executive to perform to the best of his abilities a substantial portion of the Executive's duties and responsibilities assigned or delegated under this Agreement, which failure is not cured, in the reasonable judgment of the Board, within thirty (30) days after written notice given to the Executive by the Board describing such failure in detail; or

               1.3.7. Any material breach by the Executive of any of the covenants set forth in the Confidentiality, Intellectual Property and Non-Competition Agreement (as defined in Section 6 herein); or

               1.3.8. Any breach by the Executive of his fiduciary duty to the Company;

provided however, that Cause shall be determined in good faith by the affirmative vote of a majority of the whole Board (excluding the Executive if he is a member of the Board) after the Executive has been provided the opportunity to make a presentation (which may be with counsel) to the Board.

         1.4. Change in Control. For purposes of this Agreement, the term "Change in Control" shall mean:

               1.4.1. Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or

               1.4.2. Cessation for any reason of individuals who, as of the commencement date of this Agreement, constitute the Board (the "Incumbent Board") to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the commencement date of this Agreement whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

               1.4.3. The acquisition (other than from the Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), of beneficial ownership within the meaning of Rule 13-d promulgated under the Exchange Act of more than 50% of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or "group" that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

         1.5. Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.6. Date of Termination. "Date of Termination" shall mean the date specified in the Notice of Termination required by Section 1.10.


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         1.7.  Disability. Termination by the Company of the Executive's
employment based on "Disability" shall mean termination because the Executive is unable to perform the essential functions of his position with or without accommodation due to a disability (as such term is defined in the Americans with Disabilities Act) for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed Massachusetts physicians of the likely continuation of such condition for such periods. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

         1.8. Good Reason. Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive based on any one of the following:

               1.8.1. Without the Executive's express written consent, a material adverse change made by the Company in the Executive's title, functions, duties, reporting requirements or responsibilities;

               1.8.2. Without the Executive's express written consent, a reduction by the Company in the Executive's Base Salary as the same may be increased from time to time; or, except to the extent permitted by Section 3.4 hereof, a material reduction in the package of fringe benefits provided to the Executive as of the date hereof, taken as a whole;

               1.8.3. Without the Executive's express written consent, the failure by the Company to provide the Executive with an office and administrative support in accordance with Section 4.1 or the requirement of the Executive to work in an office that is more than twenty-five (25) miles from the location of the Company's current principal executive office, except for required travel on business of the Company to an extent substantially consistent with the Executive's current business travel obligations;

               1.8.4. The failure by the Company to obtain the assumption of and agreement to perform this Agreement by a successor as contemplated in Section
9.1 hereof;

               1.8.5. Any other material breach of this Agreement by the Company; provided however, that any actions taken by the Company to accommodate a Disability of the Executive or pursuant to the Family and Medical Leave Act, other than a reduction in the Executive's compensation or benefits, shall not be a "Good Reason" for purposes of this Agreement; and provided further that the continued employment of the Executive shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason;

         1.9.  IRS. "IRS" shall mean the Internal Revenue Service.

         1.10. Notice of Termination. Any purported termination of the Executive's employment by the Company for any reason, or by the Executive for any reason shall be communicated by a written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, (iii) specifies a Date of Termination; and (iv) is given in the manner specified in Section 9.2.

         1.11. Qualifying Termination. A "Qualifying Termination" shall mean termination of the Executive's employment under Section 5.4 or 5.6 which occurs within six (6) full calendar months prior to the effective date of a Change of Control or within one (1) year following the effective date of a Change of Control.

         1.12. Subsidiary."Subsidiary" shall mean any subsidiary of the Company.

2.       EMPLOYMENT.

         2.1. Agreement and Term. The Company hereby employs the Executive as the Chief Executive Officer of the Company and Executive hereby accepts said employment and agrees to render such services to the Company, on the terms and conditions set forth in this Agreement. Unless extended as provided in this
Section 2.1, or terminated in accordance with Section 5, this Agreement shall terminate five (5) years after the date first above written (the "Initial Term"); provided, however, that, while this Agreement is in effect, beginning

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one year following the date first above written and continuing on each one year anniversary of the Agreement (the "Annual Renewal Date"), this Agreement shall be automatically extended for an additional one (1) year, unless the parties have re-negotiated the Agreement or one of the parties gives written notice of non-renewal in accordance with Section 9.2 hereof to the other party at least thirty (30) days prior to an Annual Renewal Date, in which event this Agreement shall continue in effect for the five years after the Anuual Renewal Date . Reference herein to the "Term" of this Agreement shall refer both to the Initial Term and any successive term as the context requires. The parties expressly agree that designation of a Term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided.

         2.2. Duties. During the term of this Agreement, the Executive shall devote his full working time and attention and use his best efforts to further the interests of the Company and to perform such services for the Company as is consistent with his position and as are customarily performed by a Chief Executive Officer of enterprises similar to the Company, as well as any other executive services not inconsistent herewith as may be determined from time to time by the Board. Nothing herein shall be construed as requiring the Employee to engage in any services or activities not customarily performed by Chief Executive Officers of enterprises similar to the Company nor construed as preventing the Employee from engaging in employments or activities which are not competitive with the business of the Company. Furthermore, it is expressly understood and agreed that, during the term of this Agreement, the Executive may delegate a significant part of his duties to other senior employees of the Company, including without limitation as a means of transitioning to a new chief executive in anticipation of the Executive's eventual retirement, and that such delegation/transitioning shall not be deemed to be a failure by the Executive to perform his duties.

3.       COMPENSATION AND BENEFITS.

         3.1. Base Salary. For services rendered hereunder by the Executive, the Company shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of Two Hundred and Five Thousand Dollars ($205,000) per year. The base salary as it shall be increased from time to time hereunder shall be known as "Base Salary." The Board shall review the base salary in effect in each year and shall increase such base salary in effect as it deems appropriate. Each such annual increase shall be effective on the first day of January in each year.

         3.2. Bonus. In addition to his Base Salary, the Executive shall be eligible during the term of this Agreement for bonuses of up to 50% of Base Salary based on the Board's determination of achievement of agreed upon performance goals.

         3.3. Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

         3.4.  Policies and Benefits.

               3.4.1. Participation in Policies and Benefit Plans. Except as otherwise provided herein, the Executive's employment shall be subject to the personnel policies which apply generally to the Company's executive employees as the same may be interpreted, adopted, revised or deleted from time to time, during the term of this Agreement, by the Company in its sole discretion. During the term of the Agreement, the Executive shall be entitled to participate in and receive the benefits of any benefit plans, benefits and privileges given to executive level employees of the Company, to the extent commensurate with his then duties and responsibilities ("Benefit Plans") when and if such Benefit Plans are established by the Company. The Company shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Company. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to the Executive pursuant to Section 3.1 hereof.

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               3.4.2.  Vacation. The Executive shall be entitled to paid
vacations in accordance with the regular policy of the Company, but in any event, no less than the aggregate of four (4) weeks per annum.

               3.4.3. Life Insurance. While this Agreement is in effect, the Company will provide the Executive with life insurance for which the Executive may designate the beneficiary or beneficiaries in a face amount of Five Hundred Thousand Dollars ($500,000).

               3.4.4. Long-Term Disability Insurance. While this Agreement is in effect, the Company will provide the Executive with long-term disability insurance which provides income continuation to the Executive at 60% of his Base Salary, subject to a cap of Ten Thousand Dollars ($10,000) per month.

               3.4.5. Non-Qualified Deferred Compensation Plan . While this Agreement is in effect, and as provided pursuant to Subsections 5.1, 5.2, 5.4 and 5.6, the Company shall maintain the Spire Corporation Non-Qualified Deferred Compensation Plan for Roger Little (the "Plan") attached to this Agreement as Exhibit A and shall make the employer contributions as required by Section 2.2 of the Plan, and shall not terminate or modify the Plan without the Executive's prior written consent.

4.       SUPPORT AND EXPENSES.

         4.1. Office. The Company shall provide the Executive with secretarial and support staff and furnished offices and conference facilities in the Boston, Massachusetts metropolitan area, and in such other location, if any, in which the Executive hereafter agrees to perform services on behalf of the Company, all of which shall be consistent with the Executive's duties and sufficient for the efficient performance of those duties. Nothing in this Agreement shall be construed to require the Executive to perform or discharge his duties to the Company at any office or location outside a twenty-five (25) mile radius of the office of the Company as of the effective date of this Agreement.

         4.2. Expenses. The Company shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Company, including, but not by way of limitation, traveling expenses, communication expenses, and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by policies of the Company and/or the Board, applicable to all executive employees.

         4.3. Company Vehicle. While this Agreement is in effect, the Company shall provide a vehicle for the business use of the Executive and shall defray all insurance, vehicle taxes, operating, maintenance and other costs and expenses incurred in connection therewith.

5.       TERMINATION.

         5.1. Termination Due to Death. If the Executive's employment is terminated by reason of the Executive's death, then the Company shall have no further obligation to pay compensation to the Executive effective as of the date of his death, except as set forth in this Section 5. The entitlement of any beneficiary of the Executive to benefits under the Benefit Plans or any other benefit plan described in Section 3.4, shall be determined in accordance with applicable law and the provisions of such plan. Upon the termination of this Agreement pursuant to this Section 5.1, the Company shall pay to the Executive's estate, within fifteen days after the date of death, a bonus in a minimum amount determined by multiplying (i) the sum of all bonuses paid to the Executive for the fiscal year immediately preceding the fiscal year of the Executor's death by
(ii) a fraction with a numerator equal to the number of weeks that the Executive was employed by the Company during the fiscal year of the Executive's death and a denominator of fifty-two (52). In the event that as of the Executive's date of death the Company has not contributed at least One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) to the Plan, the Company shall pay to the Executive's estate, the difference between One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) and the aggregate amount then contributed to the Plan, by making twelve (12) equal monthly payments until that entire differential amount has been paid, the first such payment to be made within fifteen (15) days after the Executive's death.

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         5.2.  Termination Due to Disability. If the Executive is terminated due to Disability, the Company shall have no further obligation to pay compensation to the Executive effective as of the Date of Termination; provided, however, that during the period commencing with the date on which the Executive is first unable to perform the essential functions of his position and ending on the Date of Termination due to Disability, the Executive shall continue to receive his base salary and benefits as if he was not disabled. The entitlement of the Executive to benefits under the Benefit Plans or any other benefit plan described in Section 3.4 upon such termination shall be determined in accordance with applicable law and the provisions of such plan. Upon the termination of this Agreement pursuant to this Section 5.2, the Company shall pay to the Executive or his legal representative, within fifteen days after the Date of Termination, a bonus in a minimum amount determined by multiplying (i) the sum of all bonuses paid to the Executive for the fiscal year immediately preceding the year in which the Executive first became incapable of performing the essential functions of his job, by (ii) a fraction with a numerator equal to the number of weeks that the Executive was employed by the Company during the fiscal year in which the termination of employment occurs, and a denominator of fifty-two (52). In the event that as of the Date of Termination the Company has not contributed at least One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) to the Plan, the Company shall pay to the Executive, the difference between One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) and the aggregate amount then contributed to the Plan, by making twelve (12) equal monthly payments until that entire differential amount has been paid, the first such payment to be made within fifteen (15) days after the Date of Termination.

         5.3. Termination by Executive Other Than for Good Reason. In the event the Executive terminates this Agreement other than for Good Reason, compensation pursuant to Section 3.1 of this Agreement shall end as of the Date of Termination. The entitlement of the Executive to benefits under the Benefit Plans or any other benefit plan described in Section 3.4, shall be determined in accordance with applicable law and the provisions of such plan.

         5.4. Termination by the Company Without Cause. If this Agreement is terminated by the Company without Cause pursuant to this Section 5.4, effective the Date of Termination, the Company shall pay to the Executive in equal monthly installments, commencing within thirty days after the Date of Termination, a cash payment equal to twelve (12) months pay at the rate of the Executive's Base Salary then in effect, and shall continue to provide the Executive with the benefits to which he was entitled pursuant to Sections 3.4.1, 3.4.3 and 3.4.4 (the "Benefits") immediately preceding such termination for a period of twelve months after the Date of Termination. In the event that the Company is unable to provide the Executive with any Benefits required hereunder by reason of the termination of the Executive's employment pursuant to this Section 5.4, then the Company shall pay the Executive cash equal to the value of the Benefit that otherwise would have accrued for the Executive's benefit under the plans, for the period during which such Benefits could not be provided under the plans, said cash payments to be made within 45 days after the end of the year for which such contributions would have been made or would have accrued. The Company's good faith determination of the amount that would have been contributed or the value of any Benefits that would have accrued under any plan shall be binding and conclusive on the Executive. For this purpose, the Company may use as the value of any Benefit the cost to the Company of providing that Benefit to the Executive. Upon the termination of this Agreement pursuant to this Section 5.4, the Company shall pay to the Executive, within fifteen days after the Date of Termination, a bonus in a minimum amount determined by multiplying (i) the sum of all bonuses paid to the Executive for the fiscal year immediately preceding the year in which the termination of employment occurs, by (ii) a fraction with a numerator equal to the number of weeks that the Executive was employed by the Company during the fiscal year in which the termination of employment occurs, and a denominator of fifty-two (52). Thereafter, except as provided in this
Section 5.4, the Company's obligation to pay compensation pursuant to this Agreement shall expire. In the event that as of the Date of Termination the Company has not contributed at least One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) to the Plan, the Company shall pay to the Executive, the difference between One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) and the aggregate amount then contributed to the Plan, by making twelve (12) equal monthly payments until that entire differential amount has been paid, the first such payment to be made within fifteen days after the Date of Termination. Except as otherwise provided in this Section 5.4, the entitlement of the Executive to benefits under the Benefit Plans or any other benefit plan described in Section 3.4, shall be determined in accordance with applicable law and the provisions of such plan; provided however, that if the Company's termination of this Agreement pursuant to this Section 5.4 is a Qualifying Termination, the Executive shall be entitled to receive the benefits provided in Section 5.10 in lieu of, and not in addition to, the benefits set forth in this Section 5.4.

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         5.5.  Termination for Cause. Upon a termination by the Company pursuant to this Section 5.5 for Cause as defined in Section 1.3, the Company shall have no further obligation to pay compensation to the Executive effective the Date of Termination. The entitlement of the Executive to benefits under a plan described in Section 3.4 upon such termination shall be determined in accordance with applicable law and the provisions of such plan.

         5.6. Termination by the Executive for Good Reason. If the Executive terminates this Agreement for Good Reason as determined in Section 1.8, the Executive shall be entitled to receive the same payments and benefits specified in Section 5.4 of this Agreement. The entitlement of the Executive to benefits under a plan described in Section 3.4 upon such termination shall be determined in accordance with applicable law and the provisions of such plan; provided however, that if the Company's termination of this Agreement pursuant to this
Section 5.6 is a Qualifying Termination, the Executive shall be entitled to receive the benefits provided in Section 5.10 in lieu of, and not in addition to, the benefits set forth in Section 5.4.

         5.7. Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company's business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 5.7, the Company shall have no further obligation to pay compensation to the Executive effective the Date of Termination. The entitlement of the Executive to benefits under a plan described in Section 3.4 upon such termination shall be determined in accordance with applicable law and the provisions of such plan.

         5.8. Termination by Mutual Consent. Notwithstanding any of the foregoing provisions of this Section 5, if at any time during the course of this Agreement the parties by mutual consent decide to terminate it, they shall do so by separate agreement setting forth the terms and conditions of such termination.

         5.9. Cooperation with Company After Termination of Employment. Following termination of the Executive's employment for any reason other than death, the Executive shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. If this Agreement is terminated under subsections 5.2, 5.3, 5.4, 5.5, 5.6 or 5.8, the Company further agrees to reimburse the Executive for any out-of-pocket expenses he incurs in performing any work on behalf of the Company following the termination of his employment, and further agrees that if the Executive is not receiving severance pay under Sections 5.4 or 5.6 at the time his cooperation is required he shall be paid at the hourly rate of $200.00.

         5.10. Qualifying Termination on Change in Control. In the event of a Qualifying Termination, then the Company shall:

               5.10.1. Payment. Pay to the Executive in twenty-four (24) equal monthly installments, commencing within thirty days after the Date of Termination, a cash severance amount equal to three (3) times the Executive's Average Annual Compensation, and;

               5.10.2. Benefits. Maintain and provide for a period ending at the earlier of (i) the expiration of the remainder of the then current five-year term of employment hereunder prior to the Notice of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those he was receiving from the Company, at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements in which the Executive was entitled to participate immediately prior to the Date of Termination (other than stock option and restricted stock plans of Company), provided that in the event the Executive's participation in any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

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         5.11. Certain Additional Payments by the Company.

               5.11.1. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, (including any additional payments required under this Section 5.11) (a "Payment") would be subject to an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment to the Executive (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the IRS on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to
(i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and
(ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

               5.11.2. Subject to the provisions of paragraph 5.11.3 of this
Section 5.11, all determinations required to be made under this Section 5.11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5.11, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive, absent manifest error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5.11 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

               5.11.3. The Executive shall notify the Company in writing of any claim by the IRS that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

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                       (i) give the Company any information reasonably requested
by the Company relating to such claim,

                       (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, and reasonably acceptable to the Executive,

                       (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                       (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.11.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

               5.11.4. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.11.3, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5.11.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 5.11.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         5.12. Resignation. Upon any termination of employment pursuant to this
Article 5 other than due to death, the Executive shall be deemed to have resigned as an officer, and if he was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

         5.13. Survival. The provisions of this Section 5 shall survive the termination of this Agreement, as applicable.

         5.14. Withholding. All payments (except for reimbursement of expenses under subsection 5.9) required to be made by the Company to the Executive under
Section 5 of this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

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6.       RESTRICTIONS.

         The parties hereto have entered into a Confidentiality, Intellectual Property and Non-Competition Agreement dated January 1, 2002, which may be amended by the parties from time to time without regard to this Agreement. The Confidentiality, Intellectual Property and Non-Competition Agreement, contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

7.       EXECUTIVE'S REPRESENTATIONS AND WARRANTIES.

         7.1. No Conflict of Interest. The Executive warrants that he is not, to the best of his knowledge and belief, involved in any situation that might create, or appear to create, a conflict of interest with his loyalty to or duties for the Company.

         7.2. Notification of Materials or Documents from Other Companies. The Executive further warrants that, he has not brought and will not bring to the Company or use in the performance of his responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless he has obtained express written authorization from the former employer for their possession and use.

         7.3. Notification of Other Post-Employment Obligations. The Executive also understands that, as part of his employment with the Company, he is not to breach any obligation of confidentiality that he has to former employers, and he agrees to honor all such obligations to former employers during his employment with the Company. The Executive warrants that he is subject to no employment agreement or restrictive covenant preventing full performance of his duties under this Agreement.

         7.4. Indemnification For Breach. In addition to other remedies which the Company might have for breach of this Agreement, the Executive agrees to indemnify and hold the Company harmless from any deliberate, knowing breach of the provisions of this Section 7.

 8.      GENERAL PROVISIONS.

         8.1. Assignment. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.

         8.2. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or three (3) business days after being mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

               To the Company:   Spire Corporation
                                 One Patriots Park
                                 Bedford, Massachusetts 01730-2396
                                 Attention:  Richard S. Gregorio,
                                             Vice President & CFO

               To the Executive: Roger G. Little
                                 228 Dudley Road
                                 Bedford, Massachusetts 01730

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
         8.3. Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon (i) the Company unless made in writing and signed by an officer of the Company designated by the Board, and (ii) upon the Executive unless made in writing and signed by him.

         8.4. Non-Waiver of Breach. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

         8.5. Severability. In the event that any provision or portion of this Agreement, with the exception of Sections 2 and 3, shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

         8.6. Governing Law. To the extent not preempted by Federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined accordance with the laws of the Commonwealth of Massachusetts. Any suit involving this Agreement must be brought in a state or federal court sitting in Massachusetts. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

         8.7. Entire Agreement. This Agreement contains all of the terms agreed upon by the Company and the Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written.

         8.8. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including any company or corporation with which the Company may merge or consolidate and shall inure to the benefit of the Executive and his estate, heirs, beneficiaries, executors, administrators and representatives.

         8.9. Headings. Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

         8.10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first written above.


AGREED:

By:
    ----------------------------
Name: Roger G. Little


SPIRE CORPORATION

By:
    ----------------------------
Name:  Richard S. Gregorio
Title:  Vice President & CFO


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